UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

OPORTUN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN WARREN WILCOX
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Findell Capital Management LLC, together with the other participants in its solicitation (collectively, “Findell”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the U.S. Securities and Exchange Commission to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation.

Item 1: On June 17, 2025, Findell issued the following press release:

Findell Capital Reiterates Commitment to Reaching a Good Faith Settlement at Oportun Financial

News provided by

Findell Capital Management, LLC

Jun 17, 2025, 08:07 ET

NEW YORK, June 17, 2025 /PRNewswire/ -- Findell Capital Partners, LP, (together with its affiliates, "Findell," "we" or "us") one of the largest stockholders of Oportun Financial Corporation (NASDAQ: OPRT) ("Oportun" or the "Company"), today issued the following statement:

"While we have gone to great lengths to engage privately with the Board on ideas for creating value and a settlement, we have been met with sustained resistance. Oportun is wasting millions of stockholder dollars to fight one of its largest owners and prevent anyone with lending experience from serving in a Board leadership position – which is ironic and confusing because Oportun is a lending company.

As recently as this past week, CEO Raul Vazquez cited OneMain Financial as an example of a best-in-class operator – yet Oportun's legacy directors chose to disgracefully remove former OneMain CFO Scott Parker from the Board in what we view as a desperate attempt to retain control of the Company.1 We believe the Board's recent actions are indicative of its own entrenchment and put stockholders at long-term risk.

Findell continues to seek a compromise to resolve this situation in a manner that can benefit all the Company's stockholders. To that end, we would agree to a framework that would facilitate improved corporate governance and enhanced value creation under the leadership of directors who possess lending expertise."

We urge stockholders to vote FOR the election of Warren Wilcox on the WHITE proxy card. Visit www.OpportunityAtOportun.com to learn more.

Contact:

Findell Capital Management, LLC
88 Pine Street, 22nd Fl.
New York, NY 10005
info@findell.us

OR

Saratoga Proxy Consulting LLC
John Ferguson
info@saratogaproxy.com

1 At the Sidoti June Virtual Investor Conference on June 11, 2025, Mr. Vazquez said: "In terms of where we'd like [Secured Personal Loans] to be, our long-term aspiration is to have a mix that is similar to OneMain's. OneMain is about 50% of their portfolio is secured and that's certainly what we would like to achieve over time as well."

Item 2: Also on June 17, 2025, Findell published certain material on www.OpportunityAtOportun.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.